UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FRANCO-NEVADA CORPORATION

Canada (State or other jurisdiction of Incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Exchange Tower

130 King Street West, Suite 740 P.O. Box 467,

Toronto, Ontario, Canada M5X 1E4

(416) 306-6300

(Address of principal executive offices)

FRANCO-NEVADA CORPORATION SHARE COMPENSATION PLAN

(Full titles of the plans)

DL Services, Inc.

Columbia Center

701 Fifth Avenue, Suite 6100

Seattle, WA 98104-7043

(206) 903-8800

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jacqueline A. Jones Franco-Nevada Corporation Exchange Tower 130 King Street West Suite 740, P.O. Box 467 Toronto, ON M5X 1E4 Canada (416) 306-6300	Christopher J. Barry Kimberley Anderson Dorsey & Whitney LLP Columbia Center 701 Fifth Avenue Suite 6100 Seattle, WA 98104-7043 (206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value	200,000	(2)	$15.33	(7)	$3,066,000.00	$355.96
Common Shares, no par value	50,000	(3)	$27.86	(7)	$1,393,000.00	$161.73
Common Shares, no par value	35,000	(4)	$15.55	(7)	$544,250.00	$63.19
Common Shares, no par value	21,385	(5)	$44.73	(8)	$956,551.05	$111.06
Common Shares, no par value	293,615	(6)	$44.73	(8)	$13,133,398.95	$1,524.79
TOTAL	600,000		—		$19,093,200.00	$2,216.72
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the Franco-Nevada Corporation Share Compensation Plan.

(2)	Represents 200,000 common shares issuable upon exercise of outstanding options granted under the Franco-Nevada Corporation Share Compensation Plan, with an exercise price of CDN$15.20 per share.

(3)	Represents 50,000 common shares issuable upon exercise of outstanding options granted under the Franco-Nevada Corporation Share Compensation Plan, with an exercise price of CDN$27.62 per share.

(4)	Represents 35,000 common shares issuable upon exercise of outstanding options granted under the Franco-Nevada Corporation Share Compensation Plan, with an exercise price of CDN$15.41 per share.

(5)	Represents 21,385 common shares issuable upon the vesting of outstanding restricted share units awarded under the Franco-Nevada Corporation Share Compensation Plan.

(6)	Represents 293,615 common shares reserved for issuance pursuant to options and restricted share units that may be granted or awarded under the Franco-Nevada Corporation Share Compensation Plan.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. U.S. dollar amounts are calculated based on the noon rate published by the Bank of Canada on September 14, 2011, which was CDN$1.00=US$1.0088.

(8)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act, by taking the average of the high and low sales price per share of the registrant’s common shares on the New York Stock Exchange on September 13, 2011.

This registration statement on Form S-8 registers the offer and sale of common shares of Franco-Nevada Corporation (the “Registrant”) to be issued under the Franco-Nevada Corporation Share Compensation Plan, adopted on May 12, 2010, as amended on November 11, 2010 (the “Plan”) and to be issued pursuant to the exercise of options granted under the Plan and pursuant to the vesting of restricted share units awarded under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I (Items 1 and 2) is omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant’s Registration Statement on Form 40-F filed with the Securities and Exchange Commission on August 26, 2011, as amended, is incorporated by reference in this registration statement.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual’s association with the Registrant or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done provided the individual fulfills the conditions set out above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

By-law No. 1 of the Registrant provides that the Registrant agrees to indemnify each director and officer of the Registrant, each former director and officer of the Registrant and each individual who acts or acted at the Registrant’s request as a director or officer, or each individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. Subject to the limitations contained in the CBCA, the by-law of the Registrant provides that the Registrant may purchase and maintain insurance as the board of directors of the Registrant may from time to time determine for the benefit of a director or officer of the Registrant, each former director and officer of the Registrant and each individual who acts or acted at the Registrant’s request as a director or officer, or each individual acting in a similar capacity, of another entity.

Additionally, By-law No. 1 provides that no director or officer shall be liable (i) for the acts, receipts, neglects or defaults of any other director, officer, employee, or agent, (ii) for joining in any receipt or other act for conformity, (iii) for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired for or on behalf of the Registrant, (iv) for the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant shall be invested, (v) for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Registrant shall be deposited, (vi) for any loss occasioned by any error of judgment or oversight on the part of that person, (vii) for any other loss, damage or misfortune whatever which happen in the execution of the duties of that person’s office or in relation thereto, unless the same are occasioned by that person’s own willful neglect or default.

The Registrant’s indemnity applies only to the extent that the individual seeking indemnity acted honestly and in good faith with a view to the best interest of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in similar capacity at the Registrant’s request; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding.  The individual shall repay the moneys if the individual does not fulfill the conditions set out above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Articles of Amalgamation of Franco-Nevada Corporation
4.2	By-Law No. 1 of Franco-Nevada Corporation
4.3	Franco-Nevada Corporation Share Compensation Plan
5.1	Opinion of Gowling Lafleur Henderson LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of D. Thompson
23.4	Consent of M. Maslowski
23.5	Consent of K. Blair
23.6	Consent of SRK Consulting (U.S.), Inc.
23.7	Consent of Dr. N. Rigby
23.8	Consent of GLJ Petroleum Consultants Ltd.
23.9	Consent of Coeur D’Alene Mines Corp.
23.10	Consent of Gowling Lafleur Henderson LLP (contained in exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)

Item 9. Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                  That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on this 15th day of September, 2011.

FRANCO-NEVADA CORPORATION

By:	/s/ David Harquail
	Name:	David Harquail
	Title:	President & Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Harquail and Jacqueline A. Jones and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Harquail	President, Chief Executive Officer and Director	September 15, 2011
David Harquail

/s/ Sandip Rana	Chief Financial Officer	September 15, 2011
Sandip Rana

Signature	Title	Date

/s/ Pierre Lassonde	Director and Chairman	September 15, 2011
Pierre Lassonde

/s/ Derek Evans	Director	September 15, 2011
Derek Evans

/s/ Graham Farquharson	Director	September 15, 2011
Graham Farquharson

/s/ Louis Gignac	Director	September 15, 2011
Louis Gignac

/s/ Randall Oliphant	Director	September 15, 2011
Randall Oliphant

/s/ David Peterson	Director	September 15, 2011
David Peterson

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on this 15th day of September, 2011.

FRANCO-NEVADA U.S. CORPORATION

By:	/s/ Stephen Alfers
	Name:	Stephen Alfers
	Title:	President and Chief of U.S. Operations

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Articles of Amalgamation of Franco-Nevada Corporation
4.2	By-Law No. 1 of Franco-Nevada Corporation
4.3	Franco-Nevada Corporation Share Compensation Plan
5.1	Opinion of Gowling Lafleur Henderson LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of D. Thompson
23.4	Consent of M. Maslowski
23.5	Consent of K. Blair
23.6	Consent of SRK Consulting (U.S.), Inc.
23.7	Consent of Dr. N. Rigby
23.8	Consent of GLJ Petroleum Consultants Ltd.
23.9	Consent of Coeur D’Alene Mines Corp.
23.10	Consent of Gowling Lafleur Henderson LLP (contained in exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)